EXHIBIT 23(a)
                                                                   -------------

                        CONSENT OF INDEPENDENT AUDITORS'



      The Board of Directors
      Insilco Technologies, Inc.:


      We consent to incorporation by reference in the registration statement Nos. 333-36523 and 333-51145 on Form S-4, and registration No. 333-71947 on Form S-3 of Insilco Technologies, Inc. (formerly Insilco Corporation) of our report dated February 2, 2001, relating to the consolidated balance sheets of Insilco Technologies, Inc. and subsidiaries as of December 31, 2000, and 1999, and the related consolidated statements of operations, stockholder's deficit, and cash flows for each of the years in the three-year period ended December 31, 2000, and the related schedule, which report appears in the December 31, 2000, annual report on Form 10-K of Insilco Technologies, Inc.

      /s/ KPMG LLP
      --------------------------

      Columbus, Ohio
      March 27, 2001